                                                           EXHIBIT 11
                                                           (Unaudited)


                   U.S. HOME CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER COMMON SHARE
               (Dollars in Thousands, Except Per Share Data)

                                       Three Months Ended        Nine Months Ended
                                           September 30,           September 30,
                                    ------------------------    -----------------
                                        1996         1995        1996          1995
                                    -----------  ----------- -----------   -----------
Income Per Common And Common
  Equivalent Share -

Net income ....................   $    12,145   $     9,839   $    31,514   $    25,793
                                  ===========   ===========   ===========   ===========

Weighted average common
  shares outstanding ..........    11,589,600    11,565,499    11,584,574    11,580,411

Effect of assumed exercise of
  dilutive stock options and
  warrants ....................       198,511       342,886       392,996        27,573
                                  -----------   -----------   -----------   -----------

Total common and common
  equivalent shares ...........    11,788,111    11,908,385    11,977,570    11,607,984
                                  ===========   ===========   ===========   ===========

Income per common and common
  equivalent share ...........    $      1.03   $       .83   $      2.63   $      2.22
                                  ===========   ===========   ===========   ===========


                                      Three Months Ended        Nine Months Ended
                                           September 30,           September 30,
                                    ------------------------    -----------------
                                        1996         1995        1996          1995
                                    -----------  ----------- -----------   -----------

Income Per Common Share,
  Assuming Full Dilution -

Net income ...................    $    12,145   $     9,839   $    31,514   $    25,793

Add interest applicable to
                                                                                                      4.875%  convertible
  subordinated debentures,
  net of income tax effect ..             613           480         1,840         1,441
                                   -----------   -----------   -----------   -----------

Income per common share,
  assuming full dilution .....    $    12,758   $    10,319   $    33,354   $    27,234
                                  ===========   ===========   ===========   ===========

Total common and common
  equivalent shares ..........     11,788,111    11,908,385    11,977,570    11,607,984

Assumed  additional  common
  shares from exercise of
  dilutive  stock options
  and warrants resulting
  from use of market price
  of common stock at end of
  period .....................            -          88,470           -         405,867

Assumed conversion of 4.875%
  convertible subordinated
  debentures at $35.50 per
  share at date of issuance ..      2,253,521     2,253,521     2,253,521     2,253,521
                                  -----------   -----------   -----------   -----------

Total common shares, assuming
  full dilution ..............     14,041,632    14,250,376    14,231,091    14,267,372
                                  ===========   ===========   ===========   ===========

Income per common share,
  assuming full dilution ....     $       .91   $       .72   $      2.34   $      1.91
                                  ===========   ===========   ===========   ===========

Note:  See Note 5 of Notes to Consolidated Condensed Financial Statements.